View Systems, Inc.
                         1925 West Kenyon Ave., Suite 15
                            Inglewood, Colorado 80110
                            Telephone: (303) 783-9153


                                December 19, 2000

Mid-West First National, Inc.
295 Greenwich Street
New York, New York  10007

Dear Sirs:

         The purpose of this Letter of Commitment is to set forth an investor relationship between View Systems, Inc. (the "Company") and Mid-West First National, Inc. ("Mid-West") and desire the Mid-West terms for a private offering (the "Offering") of the Company's common stock, par value $.001 per share (the "Common Stock").

1.       Relationship.
         ------------

         Mid-West agrees to provide the Company with the following: (i) deliver $400,000 to the Escrow Agent, Daniel W. Jackson, Esq., within ten (10) days after the registration statement for the offering is decided effective; and (ii) advise the Company with respect to certain financial transactions and assist the Company in relation to its financial needs for a one year period beginning on the date of the signing of this Letter of Commitment.

2.       The Private Placement.
         ---------------------

         The Private Placement is expected to consist of the sale of 1,000,000 Units to provide gross proceeds to the Company of $400,000. Each Unit will consists of one share of common stock at $.40 per share and one warrant to purchase an equal number of shares of Common Stock at an exercise price of $.50 per share. Such warrants shall be exercisable for a period of five (5) years from the effective date of the registration statement.

3.       Representation of the Company.
         -----------------------------

         The Company represents to Mid-West that no person has acted as a finder or investment advisor in connection with the transactions contemplated herein and will indemnify Mid-West with respect to any claim for any finder's fee in connection herewith. The Company represents and Warrants that no officer, director or shareholder of the Company is a member of the National Association of Securities Dealers, Inc. ("NASD"), an employee or associated member of NASD. The Company represents and warrants that it has not promised or represented to any person that any of the shares of Common Stock will be directed or otherwise made available to them in connection with the Private Placement. The Company represents that it has separately disclosed to Mid-West all potential conflicts of interest involving officers, directors, Mid-West shareholders and/or employees.

4.       Binding Effect.
         --------------

         This Letter of Commitment is intended to be a binding legal document and both parties shall have legal obligation hereunder.

5.       Right of Refusal on Subsequent Private Placements.
         -------------------------------------------------

         Provided that the Private Placement is completed and the Company proposes the sale of additional shares of Common Stock to the public in an aggregate amount of up to $3,000,000 with one (1) year following the effective date of the Private Placement, Mid-West shall have the right of first refusal to manage such private placement on the same terms and conditions as any other party. Mid-West must respond within ten (10) business days of receipt of written notice of the Company's intentions, or this right shall be deemed to have been waived.

6.       Confidentiality.
         ---------------

         Except as required by applicable law, rule or regulation, neither the Company nor Mid-West will make any public disclosures or statements to third parties with respect to the matters set forth herein unless the Private Placement has been closed and/or the Company and Mid-West have each previously approved such public disclosures and/or statements.

         If the above arrangements are satisfactory to Mid-West, please indicate acceptance below and return a copy of this letter to the undersigned.

                                            Yours very truly,

                                          VIEW SYSTEMS, INC.


                                     By:
                                          -------------------------------------
                                          Gunther Than
                                          President and Chief Executive Officer

AGREED TO AND ACCEPTED:

MID-WEST FIRST NATIONAL, INC.

By:
    -------------------------------------------------

Its:
     ------------------------------------------------

Date:
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